Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT: Mark Koscinski
June 21, 2007	(201) 476-5421

BUTLER INTERNATIONAL REPORTS FINANCIAL INFORMATION

FOR FISCAL YEARS 2006 AND 2005

FT. LAUDERDALE, FL., June 21, 2007 — Butler International, Inc. (PK: BUTL), a leading provider of TechOutsourcing services, announces preliminary selected fiscal year 2006 and 2005 financial information.

Net sales for the fiscal year ended December 31, 2006 were $322.0 million compared to $287.3 million for the year ended December 25, 2005. The increase of $34.7 million or 12.1% in net sales is primarily attributed to growth in sales to our top customers in accordance with our corporate strategy. Gross margin for the year ended December 31, 2006 was $57.6 million, an 11.8% increase from the gross margin of $51.5 million for the year ended December 25, 2005. The gross margin as a percentage of sales was 17.9% for each of the years ended December 31, 2006 and December 25, 2005. Sales and gross margin were positively impacted due to fiscal year 2006 containing 53 weeks compared to 52 weeks in fiscal year 2005.

Selling, general and administrative (SG&A) expenses for the year ended December 31, 2006 were $45.4 million, a 17.0% increase from SG&A expenses of $38.9 million for the year ended December 25, 2005. SG&A expenses as a percentage of sales for the year ended December 31, 2006, was 14.1% compared to 13.5% for the year ended December 25, 2005. This increase is primarily due to increases in headcount, salaries and related benefits and commissions to support the sales growth as well as increased professional fees related primarily to the restatement of the 2004 consolidated financial statements.

As a result of increased SG&A expenses, operating income for the year ended December 31, 2006 was $10.5 million, a 5.7% decrease from operating income of $11.1 million for the year ended December 25, 2005. Operating income as a percentage of net sales for the year ended December 31, 2006 was 3.3% compared to 3.9% for the year ended December 25, 2005.

Interest expense was $7.4 million for the year ended December 31, 2006, a 42.3% increase from interest expense of $5.2 million for the year ended December 25, 2005. This increase is primarily due to amendment fees paid related to our debt agreements and interest rate increases related to our variable rate debt obligations.

Other expense was $2.1 million for the year ended December 31, 2006. This is primarily related to the termination of the Securities Purchase Agreement with Levine Leichtman Capital Partners III, L.P. and expenses related to unsuccessful financing opportunities.

Income before tax for the year ended December 31, 2006 was $1.0 million, an 83.1% decrease from income before tax of $5.9 million for the year ended December 25, 2005. Loss from continuing operations for the year ended December 31, 2006 was $0.5 million, or diluted loss per share from continuing operations of $0.08. Income from continuing operations for the year ended December 25, 2005 was $3.6 million, or diluted earnings per share from continuing operations of $0.26.

Income tax expense was $1.5 million for the year ended December 31, 2006, a 36.8% decrease from income tax expense of $2.3 million for the year ended December 25, 2005. Although our income tax expense decreased in the current year as compared to the prior year, the effective tax rate significantly increased from fiscal 2005 primarily as a result of an increase in reserves for uncertain tax positions, the effect of recording of nondeductible items under Section 162(m) of the Internal Revenue Code and the effect of certain state income taxes.

Net loss as a percentage of net sales for the year ended December 31, 2006 was 0.1% compared to net income of 1.3% for the year ended December 25, 2005.

Delayed Filing of Form 10-K and Intended Restatements of Financial Statements

As previously announced, the Company delayed the filing of its Annual Report on Form 10-K for fiscal years 2006 and 2005 due to a review of certain accounting matters. Although the review is not yet complete, the company will restate its financial statements as of December 31, 2004 and 2003 and for the fiscal years ended December 31, 2004, 2003 and 2002. In addition, the Company will restate its unaudited quarterly financial data for the first and second quarters in fiscal year 2005, and each of the interim periods of fiscal years 2004 and 2003. There can be no assurance that the review will not result in a determination to further restate the Company’s financial statements, which could have a material adverse effect on its reported financial results.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 60-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added global services, visit us on the web at http://www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing World

New River Center, 200 E. Las Olas Blvd. Ft. Lauderdale, FL 33315

www.butler.com

BUTLER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Fiscal Year Ended
	December 31, 2006	December 25, 2005

Net sales	$322,024	$287,278
Cost of sales	264,460	235,796

Gross margin	57,564	51,482

Depreciation and amortization	1,625	1,506
Selling, general and administrative expenses	45,448	38,852

Operating income	10,491	11,124

Interest expense	7,413	5,208
Other expense	2,076	—

Income from continuing
operations before income taxes	1,002	5,916

Income tax expense	1,473	2,331

(Loss) income from continuing operations	(471)	3,585
Income from discontinued
operations, net of tax	—	250

Net (loss) income	$(471)	$3,835

(Loss) income per share available to common stockholders:
Basic:
Continuing operations	$(0.08)	$0.31
Discontinued operations	—	0.02

	$(0.08)	$0.33

Diluted:
Continuing operations	$(0.08)	$0.26
Discontinued operations	—	0.02

	$(0.08)	$0.28

Average number of common shares and
common share equivalents outstanding:
Basic	10,925	10,373
Diluted	10,925	13,712